Netrix Corporation                                                 Exhibit 11
EPS Calculation

                                                       Three Months Ended
                                                 ------------------------------
                                                    3/31/97          3/31/96
                                                 -------------    -------------
Earnings per share and common stock
   equivalents - Primary:

Net loss                                         $ (4,575,000)    $ (2,328,000)
                                                 -------------    -------------

Weighted average common stock shares outstanding    9,516,063        9,435,476

Weighted average common stock share equivalents           -                -

Other stock options                                       -                -
                                                 -------------    -------------
Total weighted average common stock and
   common stock equivalent shares                   9,516,063        9,435,476
                                                 -------------    -------------

Loss per share                                   $      (0.48)    $      (0.25)
                                                 =============    =============

Earnings per share and common stock
   equivalents - Fully Diluted:

          Not applicable due to net loss for both periods.